Exhibit 11

August 21, 2026

The Board of Governors of the Asian Infrastructure Investment Bank

AIIB Headquarters, Tower A, Asia Financial Center

No.1 Tianchen East Road, Chaoyang District

Beijing 100101

People’s Republic of China

We are aware that our report dated August 13, 2026, on our review of the interim financial information of the Asian Infrastructure Investment Bank for the six months ended June 30, 2026, is included in this Amendment No.3 to the Asian Infrastructure Investment Bank’s annual report on Form 18-K for the fiscal year ended December 31, 2025.

Yours truly,

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong, China

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